Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-234143, 333-238689, 333-273622 and 333-279503) of DIRTT Environmental Solutions Ltd. of our report dated February 26, 2025 relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants
Calgary, Canada

February 26, 2025